Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 28, 2024, except for Note 1, as to which the date is March 26, 2025, with respect to the consolidated balance sheets of Perspective Therapeutics, Inc. ("the Company") as of December 31, 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, incorporated herein by reference.

/s/ Assure CPA, LLC

Assure CPA, LLC

Spokane, Washington

March 26, 2025